Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Ensco plc:

We consent to the use of our audit reports dated February 24, 2016, with respect to the consolidated balance sheets of Ensco plc and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive (loss) income, and cash flows for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Houston, Texas
February 1, 2017